EXHIBIT 23.5

中国北京市建国门外大街1号国贸写字楼2座12-15层100004

12-15th Floor, China World Office 2, No. 1 Jianguomenwai Avenue, Beijing 100004, China

电话  Tel: +86 10 6563 7181  传真  Fax: +86 10 6569 3838

电邮  Email: beijing@tongshang.com  网址  Web: www.tongshang.com

To: Squirrel Enlivened International Co., Ltd

Suite #4-210

Governors Square, 23 Lime Tree BayAvenue

PO Box 32311, Grand Cayman KY1-1209

Cayman lslands

Date: April 4, 2025

Dear Sir/Madam:

We hereby consent to the reference of our name under the headings “Summary of the Proxy Statement/Prospectus,” “Risk Factors,” “Proposal No. 1 — The Business Combination Proposal,” “Material Tax Considerations—Material PRC Tax Considerations,” “Squirrel’s Business—Government Regulation,” “Enforceability of Civil Liabilities,” “Legal Matters” and elsewhere in Squirrel Enlivened International Co., Ltd’s Form F-4 Registration Statement under the Securities Act of 1933 (as amended) (the “Registration Statement”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices